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                                                                    EXHIBIT 23.4

                          CONSENT OF ERNST & YOUNG LLP

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of First National Bancorp for the registration of up to 325,580 shares of its common stock and to the incorporation by reference in the Joint Proxy Statement of First National Bancorp and Regions Financial Corporation, which is included as Appendix C to this Registration Statement, of our report dated February 6, 1995, with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Birmingham, Alabama
December 28, 1995